STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
OF
MEMBERS MUTUAL FUNDS

Pursuant to Tile 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. The name of the statutory Trust is MEMBERS Mutual Funds.

2. Pursuant to this Certificate of Amendment, the name of the Trust will be changed to “Madison Funds”. To effect this change, Article 1 of the Certificate of Trust is hereby amended in its entirety to read as follows:

1. The name of the statutory trust is: MADISON FUNDS (the “Trust”).

3. This Certificate of Amendment shall be effective as of 12:01 a.m., Central Time, February 1, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 18th day of January, 2013.

By: /s/ Katherine L. Frank

Name: Katherine L. Frank, Trustee